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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statements Nos. 333-6710-02 and 333-13188-02 of Reed Elsevier Capital Inc. on Form F-3 of our reports dated December 12, 2000 (which express an unqualified opinion and include an explanatory paragraph relating to the acquisition of Harcourt described in Note 2), appearing in the Annual Report on Form 10-K of Harcourt General, Inc. for the year ended October 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

Deloitte & Touche
Boston, Massachusetts
July 12, 2001